Exhibit 23.3
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No.333-237139) and Form S-8 (Nos. 333-203591 and 333-225501) of Uniti Group Inc. of our report dated March 14, 2023 relating to the financial statements of Windstream Holdings II, LLC, which appears in this Form 10-K/A of Uniti Group Inc.

/s/ PricewaterhouseCoopers LLP
Little Rock, Arkansas
March 29, 2023